AMENDMENT TO BYLAWS

Exhibit 2

Amendment to Bylaws of Alico, Inc.

(Effective as of May 3, 2005)

RESOLVED, that the Bylaws of the Company are hereby amended by deleting Article VIII in its entirety, and replacing it with the following:

ARTICLE VIII

COMMITTEES

Designation of Committees. The Board of Directors may, by resolution adopted by a majority of the Board, designate one or more committees and appoint Board members to serve on such committees pursuant to Section 607.0825, Florida Statutes, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or the Charter of said committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business, property, and affairs of the Corporation except as set forth in Section 607.0825 of the Florida Statutes. The Board of Directors shall approve a Charter for each of its committees. Such charter may include the duration and authority of the committee. Each committee which has been established by the Board of Directors pursuant to these Bylaws may fix its own rules and procedures; provided that a majority of all the members of a committee shall constitute a quorum for the transaction of business, and the vote of a majority of all the members of a committee present at a meeting at which a quorum is present shall be the act of the committee. Notice of meetings of committees, other than of regular meetings provided for by committee rules, shall be given to committee members. All action taken by committees shall be recorded in minutes of the meetings.

Committees. The Company shall have an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each to be governed by the charters adopted by the Board of Directors.